Exhibit 4.4

CONSENT OF BLAKE, CASSELS & GRAYDON LLP

October 5, 2015

We hereby consent to the references to our firm under the heading “Legal Matters” and our firm and opinion under the heading “Certain Canadian Federal Income Tax Considerations” in each case in the Offer and Circular that forms a part of the Registration Statement on Form F-80 dated October 5, 2015 filed by Suncor Energy Inc. under the Securities Act of 1933, as amended (the “Act”). In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP
BLAKE, CASSELS & GRAYDON LLP